Exhibit 99.2

STATEMENT ON USES AND USEFULNESS OF NON-GAAP FINANCIAL MEASURES

Exhibit 99.1 to this Report on Form 8-K (the "presentation") contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles, or GAAP. Pursuant to the requirements of Regulation G, Entergy is providing quantitative reconciliations within this presentation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Certain non-GAAP measures in the presentation differ from GAAP only in that the figure or ratio states or includes operational earnings or operational earnings per share. Operational earnings per share, which is presented on a consolidated basis, is not calculated in accordance with GAAP because it excludes the impact of "special items." Special items reflect the impact on earnings of events that are less routine, are related to prior periods, or are related to discontinued businesses. In addition, other financial measures including return on invested capital (ROIC) and return on equity (ROE) are included on both an operational and as reported basis. In each case, the metrics defined as "operational" exclude the impact of special items as defined above. Management believes that financial metrics calculated using operational earnings provide useful information to investors for the purpose of evaluating the company's ongoing business results and comparing the company's financial performance to the performance of industry peers. Entergy management frequently uses these non-GAAP financial measures in its own decision-making, as well as to analyze historical performance, to project future performance and to compare performance to that of its industry peers.

Another non-GAAP measure, net debt to net capital, is a measure that Entergy uses internally for management and board discussions and performance monitoring activities to gauge the overall strength of its business. Entergy believes that this ratio provides useful information to investors in evaluating Entergy's ongoing financial flexibility and assists investors in comparing the company's financial flexibility to the financial flexibility of others in the energy sector.

The Non-GAAP information presented in the presentation contains the material limitation of failing to consider items that impact earnings and other financial metrics as calculated in accordance with GAAP. Management compensates for this limitation by presenting its results of operation and financial condition using both the GAAP and non-GAAP measures. Investors and other readers should consider the non-GAAP measures in addition to, and not as a substitute for, or superior to, earnings per share and other measures prepared in accordance with GAAP.